                    EXHIBIT B: LIMITED PARTNERSHIP AGREEMENT

              BROWN-FLOURNOY EQUITY INCOME FUND LIMITED PARTNERSHIP
                                     FORM OF
              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP


                                TABLE OF CONTENTS



                                                                                                               Page
Preliminary Statement...........................................................................................B-3

Article I---Defined Terms.......................................................................................B-3


Article II---Name; Purpose and Term.............................................................................B-9
    Section   2.1     Name;  Formation..........................................................................B-9
    Section   2.2     Place of Registered Office................................................................B-9
    Section   2.3     Purpose..................................................................................B-10
    Section   2.4     Term.....................................................................................B-10
    Section   2.5     Recording of Certificate.................................................................B-10


Article III---Partners; Capital................................................................................B-10
    Section   3.1     General Partners.........................................................................B-10
    Section   3.2     Limited Partners.........................................................................B-10
    Section   3.3     Partnership Capital......................................................................B-10
    Section   3.4     Liability of Partners....................................................................B-11


Article IV---Allocations, Distributions and Applicable Rules...................................................B-11
    Section   4.1     Allocation of Profit or Loss and Distribution of Net Proceeds from a Sale................B-11
    Section   4.2     Distribution of Net Proceeds of Operational Stage Financing..............................B-12
    Section   4.3     Distribution of Net Cash Flow and Allocation of Profit and Loss from Operation....       B-12
    Section   4.4     Liquidation or Dissolution...............................................................B-12
    Section   4.5     General and Special Rules................................................................B-13


Article V---Rights, Powers and Duties of Partners..............................................................B-15
    Section   5.1     Management and Control of the Partnership; Tax Matters Partner.........................  B-15
    Section   5.2     Authority of General Partners............................................................B-16
    Section   5.3     Authority of Limited Partners............................................................B-17
    Section   5.4     Restrictions on Authority................................................................B-18
    Section   5.5     Authority of Partners and Affiliated Persons to Deal with Partnership................... B-19
    Section   5.6     Duties and Obligations of the General Partners...........................................B-20
    Section   5.7     Compensation of General Partners.........................................................B-20
    Section   5.8     Other Businesses of Partners.............................................................B-20
    Section   5.9     Liability of General Partners to Limited Partners........................................B-20
    Section   5.10    Indemnification                                                                          B-21


Article VI---Transferability of a General Partner's Interest...................................................B-21
    Section   6.1     Removal, Voluntary Retirement or Withdrawal of a General Partner; Transfer of
                      Interests................................................................................B-21
    Section   6.2     Election and Admission of Successor or Additional General Partners...................... B-22
    Section   6.3     Event of Withdrawal of a General Partner.................................................B-22
    Section   6.4     Liability of a Withdrawn General Partner.................................................B-23




                                                                     B-1









                                                                                                               Page
Article VII---Admission of Additional and Substitute Limited Partners and Transferability of a
              Limited Partner's Interest.....................................................................B-23.
    Section   7.1     Admission of Additional Limited Partners Prior to the Termination Date of the
                      Offering...............................................................................B-23.
    Section   7.2     Admission of Additional Limited Partners After the Termination Date of the
                      Offering...............................................................................B-23.
    Section   7.3     Admission of Substitute Limited Partners...............................................B-23.
    Section   7.4     Retirement or Withdrawal of a Limited Partner..........................................B-24.
    Section   7.5     Transfer or Assignment of a Limited Partner Interest...................................B-24.
    Section   7.6     Bankruptcy, Death, Dissolution or Incompetence of a Limited Partner................... B-25


Article VIII---Dissolution, Liquidation and Termination of the Partnership...................................B-25.
    Section   8.1     Events Causing Dissolution.............................................................B-25.
    Section   8.2     Liquidation............................................................................B-25.


Article IX---Payments to the General Partners and Affiliates.................................................B-26.
    Section   9.1     Reimbursement of Certain Expenses of the General Partners..............................B-26
    Section   9.2     Fees and Deferred Fees.................................................................B-26.


Article X---Books and Records; Bank Accounts; Reports........................................................B-27.
    Section   10.1    Books and Records......................................................................B-27.
    Section   10.2    Bank Accounts..........................................................................B-27.
    Section   10.3    Reports................................................................................B-28.


Article XI---General Provisions..............................................................................B-29.
    Section   11.1    Appointment of Administrative General Partner as Attorney-in-Fact......................B-29
    Section   11.2    Waiver of Partition....................................................................B-29.
    Section   11.3    Notification...........................................................................B-29.
    Section   11.4    Word Meanings..........................................................................B-29.
    Section   11.5     Binding Provisions....................................................................B-30.
    Section   11.6    Applicable Law.........................................................................B-30.
    Section   11.7    Counterparts...........................................................................B-30.
    Section   11.8    Separability of Provisions.............................................................B-30.
    Section   11.9    Paragraph Titles.......................................................................B-30.
    Section   11.10   Entire Agreement.......................................................................B-30.
    Section   11.11   Amendments.............................................................................B-30.


Signatures...................................................................................................B-31.


Schedule A...................................................................................................B-32.


              BROWN-FLOURNOY EQUITY INCOME FUND LIMITED PARTNERSHIP
                                     FORM OF
              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP


                              PRELIMINARY STATEMENT


    The following is the Amended and Restated Agreement of Limited Partnership of Brown-Flournoy Equity Income Fund Limited Partnership, by and among the General Partners and Limited Partners (the "Agreement"). The parties hereto elect to be governed by the provisions of the Delaware Revised Uniform Limited Partnership Act (6 DEL.C. 17-101 et. seq.). The effective date of this Agreement is as of August , 1986.

    In consideration of the mutual promises made herein, the parties, intending to be legally bound, hereby agree as follows:

                                                                  ARTICLE I
                                                                DEFINED TERMS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I.

    "Acquisition Agreement" means that certain agreement to be entered into by the Partnership and-Flournoy Development Company pursuant to which Flournoy Development Company will (i) provide services to the Partnership in connection with the planned development of the Properties, including selection of the Sites, negotiation of purchase prices and terms, and execution of option agreements; (ii) in some instances, acquire the Sites for the purpose of conveyance to the Partnership and; (iii) perform work concerning zoning, permits, water and sewer connections and related matters. In payment for such services, Flournoy Development Company will receive an Acquisition Fee.

    With respect to Property I only, if the General Contractor commences construction prior to the time Class A Limited Partners are first admitted to the Partnership, the property conveyed to the Partnership under the Acquisition Agreement applicable to Property I will include (a) all construction theretofore performed in connection with Property I and (b) all contract rights owned by Flournoy Development Company relating to Property I, including, but not limited to, an assignment of Flournoy Development Company's rights under the Construction Contract with the General Contractor. In such case, (a) the purchase price payable by the Partnership under the Acquisition Agreement relating to Property I will be increased by an amount equal to all sums theretofore paid by Flournoy Development Company to Flournoy Construction Company under the Construction Contract for Property I (provided that such sums must be approved by the Administrative General Partner as set forth in Article V herein), and (b) the Partnership will thereafter assume the balance. of the Construction Contract costs for Property I pursuant to its agreement to assume all of the remaining, obligations of Flournoy Development Company, as owner, under the Construction Contract. As a result, the purchase price of the Property I site under the Acquisition Agreement will increase by the amount reimbursed, to Flournoy Development Company by the Partnership, and the Construction
Contract price for Property I remaining to be paid by the Partnership will decrease by an equal amount.

    "Acquisition Fee" means the fee paid to Flournoy Development Company, pursuant to the Acquisition Agreement, equal to 4 1/2% of the Gross Proceeds of the Offering, payable 3% at the time Class A Limited Partners are admitted to the Partnership, and 1 1/2% deferred for later payment as set forth in Section.9.2.

     "Act" means the Delaware Revised Uniform Limited Partnership Act (6 DEL.C. 17-101 et. seq.).

    "Additional General Partner" means any Person who is admitted as an Additional General Partner of the Partnership, under the provisions of Article VI, after the date of this Agreement.

    "Additional Limited Partner" means a Person who is admitted to the Partnership pursuant to Section7.1 or 7.2 and who, after his admission to the Partnership, causes the aggregate of Capital Contributions of the Limited Partners to increase, and is reflected as such on the books and records of the Partnership.

    "Adjusted Capital Balance " of a Class A Limited Partner means his total Capital Contribution paid to the Partnership, less amounts actually distributed to him from the proceeds of Operational Stage Financing or Sale (other than that portion, if any, which is payment of an unpaid Preferred Return), as provided in
Article IV herein, at the time of reference thereto.

    "Administrative General Partner" means Brown Equity Income Properties, Inc., a Maryland corporation, or any Person who is designated as an Administrative General Partner in the Schedule at the time in question.

    "Affiliate " or "Affiliated Person" means, when used with reference to a specified Person (i) any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person, (ii) any Person who is an officer, partner, or trustee of, or serves in a similar capacity with respect to, the specified Person, or any Person of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person who, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person, or any Person of which the specified Person is directly or indirectly the owner of 5% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, and (iv) any Family Member of the specified Person.

    "Agreement" means this Limited Partnership Agreement as originally executed and as amended from time to time, as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole unless the context otherwise requires.

    "Capital Account" means the capital account to be maintained by the Partnership for each Partner, A Partner's Capital Account is credited with his Capital Contributions and his distributive share of Partnership Profit (including tax-exempt income and gain (or item thereof) and adjustments under Section 48(q)(2) of the Code). A Partner's Capital Account is debited with the cash and the fair market value of any property distributed to him (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject), his distributive share of Partnership Loss (and deduction (or item thereof)), and his distributive share of Partnership expenditures described in Section 705(a)(2)(B) of the Code (including adjustments resulting from basis adjustments under Section 48 (q) of the Code, losses disallowed under Sections 267(a)(1) or 767(b) of the Code, and Section 709(a) syndication expenditures applied to reduce the Capital Accounts of the Partners to whom such expenditures are allocable at the time such expenditures are paid or incurred). A Partner's Capital Account shall also be adjusted pursuant to Sections 4.4 and
4.5 hereof and as required by Section 704 of the Code. Any question concerning a Partner's Capital Account shall be resolved by the General Partners in their reasonably exercised discretion, applying principles consistent with this Agreement and the regulations promulgated under Section 704 of the Code in order to assure that all allocations herein will have substantial economic effect or will otherwise be respected for income tax purposes.

    "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed to the Partnership by the Partners (net of liabilities assumed by the Partnership and liabilities to which any such contributed assets are subject). Any reference in this Agreement to the Capital Contribution of a then-Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then-Partner, except to the extent that all or a portion of the Interest of any prior-Partner shall have been terminated and the portion so terminated not transferred to a successor Partner.

     "Cash Flow Deficit Guaranty Agreement" means that certain agreement to be entered into by the Partnership and John P. Flournoy, pursuant to which John F. Flournoy will agree to find any Partnership operating deficits under the following terms and conditions: (a) the Cash Flow Deficit Guaranty Agreement will cover operating deficits until a period ending two years after the date of completion of the last Property to be constructed; (b) the funding obligation will be limited to $500,000, in the aggregate; and (c) any payments made by the Development General Partner under the Cash Flow Deficit Guaranty Agreement will be deemed a non-interest bearing loan to the Partnership, which will be reimbursed from the first available net proceeds of operations, or from the proceeds of any Operational Stage Financing or Sale.

    "Class A Limited Partner" means any Person who is designated as a Class A Limited Partner on the books and records of the Partnership.

    "Class A Limited Partner Percentage" in respect of any Class A Limited Partner means the percentage obtained by converting to a percentage the fraction having the Capital Contribution of such Class A Limited Partner as its numerator and having the Capital Contributions of all Class A Limited Partners at the time of reference thereto as its denominator.

    "Class B Limited Partner" means any Person who is designated as a Class B Limited Partner on the books and records of the Partnership.

    "Code " means the Internal Revenue Code of 1954, as amended (or any corresponding provision of succeeding law).

    "Consent of the Class A Limited Partners" means the prior written approval of the Class A Limited Partners holding more than fifty percent (50%) of the aggregate Class A Limited Partner Percentage in the Partnership at the time of reference thereto, unless a different percentage of aggregate limited partnership interests is required by law.

    "Contract of Sale" means that  certain  agreement to be entered into by John
F. Flournoy and the Partnership, pursuant to which the Partnership will purchase from John F. Flournoy that certain parcel of 3.369 acres of land located in Union City, Fulton County, Georgia, for the price of $7,000 per acre, or $23,583, which 3.369 acres of land shall be a part of the Property II Site.

    "Controlling Person" of any General Partner or Affiliate thereof means any person who (a) performs functions for a General Partner or Affiliate similar to those of (i) a Chairman or member of the Board of Directors, (ii) executive management, such as a President, or a Vice-President, Secretary or Treasurer, or,(iii) senior management; or (b) holds a 5 % or more equity interest in the General Partner or Affiliate, or has the power to direct or cause the direction of the General Partner, or Affiliate, whether through the ownership of voting securities, by contract or otherwise.

    "Construction Contracts" means those fixed price contracts for the construction of the Properties to be entered into by the Partnership and Flournoy Construction Company, pursuant to which Flournoy Construction Company shall construct the Properties.

    "Construction Financing" means indebtedness that may be incurred by the Partnership, under the terms and conditions set forth in Article V, to complete a Property.

    "Deferred Fees" means that portion of any Selling Commissions, Acquisition Fee, or Organizational and Start-Up Fee that will be deferred for payment by the Partnership as set forth in Section 9.2.

     "Development General Partner" means John F. Flournoy, or any Person who is designated as a Development General Partner in the Schedule at the time of reference thereto.

    "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, estate, business trust, cooperative, association or other legal form of organization.

    "Family Member" means, with respect to any individual, his spouse, brothers, sisters, ancestors, and descendants.

    "Flournoy Development Company" means an Affiliate of the Development General Partner that will perform certain services for the Partnership pursuant to the Acquisition Agreement, as more fully described in the Prospectus.

    "General Contractor" means Flournoy Construction Company, an Affiliate of the Development General Partner, the company that will construct the Properties pursuant to the Construction Contracts with the Partnership, or any Person designated by the General Partners as the General Contractor.

    "General Partner" means any Person designated as a General Partner in the Schedule and any Person who becomes a Successor or Additional General Partner as provided herein, in each such Person's capacity as a General Partner of the Partnership.

    "Gross Proceeds of the Offering" means the aggregate of the proceeds from the sale of Units in the Offering, which amount is equal to the total of all Capital Contributions received from the Class A Limited Partners.

    "Guaranty of Timely and Lien-Free Completion" means the agreement to be entered into by the Partnership, the Development General Partner and the General Contractor, pursuant to which the Development General Partner and the General Contractor will agree to jointly and severally guaranty the timely and lien-free completion of each Property. Each such guaranty will extend to the full net worth of both guarantors and will be secured by an irrevocable Letter of Credit in the amount of 15% of the Construction Contract price of each Property.

    "Interest" means the entire ownership interest (which may be segmented into and/or expressed as a percentage of various rights and/or liabilities) of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply. with all the terms and provisions of this Agreement and of the Act.

    "Interim Investments" means the short-term investments made with the Net Proceeds of the Offering.-until such Net Proceeds are disbursed for acquisition and development of the Properties.

    "Letter of Credit" means the instrument or instruments of a commercial bank, made at the request -of the Development General Partner for the benefit of the Partnership, to secure performance under the Guaranty of Timely and Lien-Free Completion, pursuant to which such bank will honor drafts under the conditions specified therein, among which are that the Administrative General Partner may, acting alone, draw on such Letter of Credit for the benefit of the Partnership upon the occurrence of an event of default by the Development General Partner and/or the General Contractor under the terms of the Guaranty of Timely and Lien-Free Completion.

    "Limited Partner" means any Person who is designated as a Limited Partner on the books and records of the Partnership at the time of reference thereto, in each such Person's capacity as a Limited Partner of the Partnership.

     "Maximum Offering Amount"-means the total amount of $27,000,000 in Gross Proceeds of the Offering.

    "Minimum Gain" means the excess of the outstanding principal balance of Partnership nonrecourse debt which is secured by Partnership Property (excluding any portion of such principal balance which would-not be treated as an amount realized under Section 1001 of the Code and Treas. Reg. 1.1001-2(a) promulgated thereunder if such debt were foreclosed upon), over the adjusted basis of such Partnership Property. In all events, the term Minimum Gain shall have the meaning required by any applicable proposed or final regulations promulgated under Section 704(b) of the Code, as from time to time adopted or amended, including, until amended, withdrawn or adopted, Prop. Treas. Reg. 1.704-1(b)(4)(iv).

     "Minimum Offering Amount" means the amount of $6,455,000 in Gross Proceeds of the Offering.

    "Net Cash Flow" means all cash funds derived from operations of the Partnership, including the yield from the Interim Investments and excess cash reserves deemed distributable by the General Partners pursuant to Section 3.3.E hereof, without reduction for any non-cash charges, but less cash funds used to pay, or establish reasonable reserves for, fees, commissions, debt payments, improvements and replacements. Net Cash Flow shall not include amounts distributed under Sections 4.1 or 4.2 hereof.

    "Net Proceeds of the Offering" means the Gross Proceeds of the Offering less the portion of the Selling Commissions, Acquisition Fee, Organization and Start-Up Fee and Offering and Promotional Expenses Reimbursement Allowance paid at the time that Class A Limited Partners are admitted to the Partnership.

    "Net Proceeds of Operational Stage Financing or Sale" means the gross proceeds to the Partnership of any Operational Stage Financing or Sale, less payment of any unpaid Deferred Fees and any amounts deemed necessary by the General Partners to be allocated to the establishment of reserves, the payment of any debts and liabilities of the Partnership to creditors, the repayment to the Development General Partner of any advances made to the Partnership pursuant to the Cash Flow Deficit Guaranty Agreement, and the payment-of any reasonable expenses or costs associated with the Operational Stage Financing or Sale, including but not limited to, fees, points, or real estate brokerage commissions paid to the General Partners or their Affiliates or any unaffiliated Persons.

    "Notification" -means a writing, containing the information required by this Agreement to be communicated to any Person, sent or delivered to such Person in accordance with the provisions of Section 11.3 of this Agreement.

    "Offering " means the offering for sale of a minimum of 6,455 and a maximum of 27,000 Units of Class A Limited Partnership Interests in the Partnership, as more fully described in the Prospectus.

    "Offering and Promotional Expenses Reimbursement Allowance " means the allowance paid to the Administrative General Partner of a total of 2% of the Gross Proceeds of the Offering, payable at the time of admission of Class A Limited Partners to the Partnership.
    "Operational Stage Financing " means any loan obtained by the Partnership, secured by one or more of the completed and operating Properties or any portion there-of, including any refinancing of a Property previously subject to Operational Stage Financing. The Partnership will not place Operational Stage Financing on a Property in order to make distributions to Partners if, as a result, the outstanding indebtedness of the Partnership would exceed 80% of the appraised value of all Properties combined. Depending on numerous factors, including the terms of then-available financing and prevailing economic conditions, the General Partners may determine that less than the maximum permitted financing is desirable.

    "Organization and Start- Up Fee" means the fee payable to the Administrative General Partner for services to the Partnership in preparing the structure of the Partnership, consulting with various professionals regarding the organization of the Partnership, and supervising and reviewing the preparation of all documents, filings and other instruments related to the Partnership. The Organization and Start-Up Fee will total 4 1/2 % of Gross Proceeds of the
Offering, payable 3% upon the admission of Class A Limited Partners to the Partnership and 1 1/2% deferred for later payment as set forth in Section 9.2 herein.

    "Partner" means any General Partner or Limited Partner.

    "Partnership" means the limited partnership formed in accordance with this Agreement by the parties hereto, as said limited partnership may from time to time be constituted.

    "Partnership Property" means all or any portion of the assets owned or to be owned by the Partnership, including the Sites, the Properties and all-incidental personal property.

    "Person " means any individual or Entity.

    "Preferred Return " means a cumulative, non-compounded annual return equal to 7.5 % of each Class A Limited Partner's Adjusted Capital Balance. The Preferred Return shall be determined on an annual, basis, according to the fiscal year of the Partnership. If any portion of a Class A Limited Partner's Preferred Return is not paid from Net Cash Flow, such unpaid portion will be added to the Class A Limited Partner's priority distribution from the Net Proceeds of Operational Stage Financing or Sale.

    "Profit" and "Loss" means taxable income and taxable loss of the Partnership for federal income tax purposes, determined as of the close of the Partnership's tax year, including, where the context requires, related federal income tax items such as capital gain or loss, tax preferences, investment interest, depreciation cost recovery,  depreciation  recapture,  and  cost  recovery  recapture.  Except  as otherwise provided herein, each item of income, gain, loss, deduction, preference or recapture entering into the computation of Profit or Loss hereunder shall be allocated to each Partner in the same proportion as Profit and Loss are allocated.

    "the Properties" means a minimum of one and a maximum of four apartment projects to be develop, owned and operated by the Partnership, which Properties consist of, in order of their planned development (which order, after the construction of Property I, may be modified by the General Partners in their sole discretion): (a) the Southland Station apartments, containing 160 units, in Warner Robins, Georgia ("Property I"); (b) the Hidden Lake Phase Two apartments, containing 160 units, in Union City, Georgia ("Property II"); (c) the Park Place apartments, containing 184 units, in Spartanburg, South Carolina ("Property III"); and (d) the High Ridge apartments, containing 160 units, in Athens, Georgia ("Property IV").

     "Property Manager" means Flournoy Properties, Inc. or any Person who is designated by the General Partners as Property Manager.

    "Property Management Agreement" means the agreement or agreements to be entered into by the Partnership and the Property Manager pursuant to which the Property Manager shall manage each of the Properties for a fee of 5% of the monthly gross operating revenues of the Properties.

    "Prospectus" means the Partnership's Prospectus contained in the Registration Statement filed on Form S-11 with the Securities and Exchange Commission for the registration of the Units under the Securities Act of 1933, in the final form in which ft is filed with the Securities and Exchange Commission and as thereafter supplemented pursuant to Rule 424 under the Securities Act of 1933. Any reference herein to "date of the Prospectus" shall be deemed to refer to the date of the Prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933.

    "Purchase Money Financing" means a purchase money note or other form of installment sale obligation received by the Partnership pursuant to a Sale.

    "Sale" means any transaction entered into by the Partnership resulting in the receipt of cash or other consideration (other than the receipt of Capital Contributions) not in the ordinary course of its business, including, without limitation, sales or exchanges or other dispositions of real or personal Partnership property, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds), but excepting any borrowing or mortgage financings.

    "Schedule" means Schedule A annexed hereto as amended from time to time and as so amended at the time of reference thereto.

    "Selling Agent" means Alex. Brown Realty Securities, Inc., an Affiliate of the Administrative General Partner, which will offer the Units on a best efforts basis pursuant to a Selling Agent Agreement with the Partnership.

     "Selling Agent Agreement" means that certain agreement to be entered into by the Partnership and Alex. Brown Realty Securities, Inc. pursuant to which Alex. Brown Realty Securities, Inc. will offer and sell the Units on a best efforts basis.

    "Selling Commissions " means the maximum total of 7 % of the Gross Proceeds of the Offering paid the Selling Agent or reallowed other soliciting dealers for their efforts in offering the Units. 5% of the maximum selling Commissions will be paid at the time of admission of Class A Limited Partners into the Partnership; the remaining 2% will be deferred for payment from as set forth in
Section 9.2 herein. The 7% maximum Selling Commissions will be reduced for volume purchases, in which case the reduction will apply to the portion of the Selling Commission due at the time of admission of Class A Limited Partners to the Partnership.

    "the Sites" means a minimum of one and a maximum of four tracts of land, three of which are located in the State of Georgia and one of which is located in the State of South Carolina, upon which the Properties are-to be developed.

    "Sponsor" means any Person directly or indirectly instrumental in organizing, wholly or in part, the Partnership or who will manage or participate in the management of the Partnership, and any Affiliate of such Person, but does not include (a) any Person whose only relationship with the Partnership or the General Partner is that of an independent property manager whose only compensation from the Partnership is in the form of fees for the performance of property management services, or (b) wholly-independent parties such as attorneys, accountants and broker-dealers whose only compensation from the Partnership is for professional services rendered in connection with the Offering or the operations of the Partnership.

    "Substitute Limited Partner" means a Person who is the assignee or transferee, in whole or in part, of a Limited Partner's Interest in the Partnership, who is admitted to the Partnership as a Limited Partner in accordance with Section 7.3 hereof, and who is listed as such on the books and records of the Partnership.

    "Successor General Partner" means any Person who is admitted as a Successor General Partner to the Partnership under the provisions of Article VI after the date of this Agreement.

    "Tax-Exempt Partner(s) " means, depending upon the context, either (a) a Partner that is a "tax-exempt entity" or that is deemed to be a tax-exempt entity, or (b) in the case of a disqualified lease by the Partnership to a tax-exempt entity, the General Partners. As used herein, the terms "tax-exempt entity" and "disqualified lease" shall have the meanings given them in Section 168(j) of the Code.

    "Tax Matters Partner" means the Administrative General Partner designated in
Section 5.1 as the tax matters partner, as defined in Section 6231(a)(7) of the Code.

    "Termination Date of the Offering" means the date upon which the Offering will terminate, which, if not sooner terminated by the General Partners, will be one year from the date of the Prospectus, unless extended for up to 60 days thereafter by the General Partners

    "Unit" means a Class A Limited Partner's Interest, which is offered pursuant to the Offering, and which upon admission of a Class A Limited Partner to the Partnership, represents a Capital Contribution of $1,000.

    "U.S. Person" means a Person who is (i) an individual who is either a United States citizen or a resident of the United States for federal income tax purposes, (ii) a corporation, partnership, or other legal entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) a corporation that is not created or organized in or under the laws of the United States or any political subdivision thereof but which has made an election under either Section 897(i) or Section 897(k) of the Code to be treated as a domestic corporation for certain purposes of federal income taxation, or (iv) an estate or trust whose income from sources without the United States is includable in its gross income for federal income tax purposes regardless of its connection with a trade or business carried on in the United States.

    "Working Capital Reserves" means, initially, the portion of the Net Proceeds of the Offering set aside as working capital reserves pursuant to Section 3.3E and the funds thereafter set aside by the General Partners for working capital reserves.


                                   ARTICLE II
                             NAME; PURPOSE AND TERM


Section 2.1 Name; Formation

    The Partners hereby form the limited partnership to be known as "Brown-Flournoy Equity Income Fund Limited Partnership" (the "Partnership"), and such name shall be used at all times in connection with the Partnership's business and affairs; provided, however, that the Partnership may use trade names in its business operations. The Partnership shall be governed by the Act.

Section 2.2 Place of Registered Office

    The address of the registered office in the state of Delaware of the Partnership is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801; the name of the registered agent for service of process on the Partnership in the State of Delaware at that address is The Corporation Trust Company. The Partnership's principal place of business is 3810 Buena Vista Road, Columbus, Georgia 31907, or such other place(s) as the General Partners may hereafter determine. Notification of any change in the location of the principal office shall be given to the Limited Partners on or before the date of any such change.

Section 2.3 Purpose

    The purpose of the Partnership is to acquire, own, develop, encumber, hold for investment, operate as a business, lease, sell, dispose of and otherwise deal with the Partnership Property, and to do all things necessary, convenient or incidental to the achievement of the foregoing.

Section 2.4 Term

    The  Partnership   shall  continue  until  December  31,  2036,  unless  the
Partnership is sooner dissolved in accordance with the provisions of this Agreement.

Section 2.5 Recording of Certificate

    The General Partners shall take all necessary action to maintain the Partnership in good standing as a limited partnership under the Act, including, without limitation, the filing of a certificate of limited partnership under the Act and such amendments and further certificates as may be necessary under the Act and necessary to qualify the Partnership to do business in such states as the Partnership owns property. The General Partners shall not be required to send a copy of the Partnership's filed certificate of limited partnership to each Limited Partner.


                                                                 ARTICLE III
                                                              PARTNERS; CAPITAL

Section 3.1 General Partners

    The name, address and Capital Contribution of each General Partner is set forth on the Schedule. Upon the dissolution and termination of the Partnership, each General Partner shall make a Capital Contribution to the Partnership in an amount equal to the lesser of (i) the deficit balance, if any, in his Capital Account or ( ii) his proportionate share of the excess of 1.01% of the Capital Contributions of the Limited Partners over the Capital Contributions previously contributed by the General Partners.

Section 3.2 Limited Partners

    The name, address and Capital Contribution of each Limited Partner in his capacity as such shall be reflected on the books and records of the Partnership.

Section 3.3 Partnership Capital

     A. Each Partner's Capital Contribution shall be paid in cash on or prior to the date of his admission to the Partnership.

    B. Except to the extent of any interest income earned on a Class A Limited Partner's Capital Contribution while it is held in escrow, pending his admission to the Partnership, and later distributed to such Class A Limited Partner pursuant to Section 4.5A, no Partner shall be paid interest on any Capital Contribution.

     C. Except as otherwise provided in this Agreement, no Partner shall have the right to withdraw, or receive any return of, his Capital Contribution.

     D. Under circumstances requiring a return of any Capital Contribution, no Partner shall have the right to receive property other than cash.

     E. The Partnership shall initially set aside Working Capital Reserves for normal repairs, replacements and contingencies in an amount equal to at least 3.0% of the Gross Proceeds of the Offering. If in any fiscal quarter, the General Partners determine that the Working Capital Reserves of the Partnership are in excess of the amount deemed sufficient in connection with the Partnership's operations, and that such Working Capital Reserves may be reduced, the amount of such reduction may be distributed to the Partners as a portion of the Partnership's Net Cash Flow. Upon the Sale or disposition of a Property, any Working Capital Reserves maintained for such Property may be distributed to Partners or applied as Working Capital Reserves for other Properties.

Section 3.4 Liability of Partners

    A. Except as provided in the Act, a Limited Partner will not be personally liable for the debts, liabilities, contracts, or other obligations of the Partnership. Except as provided in the Act, a Limited Partner will have no liability in excess of the capital contribution which such Limited Partner is obligated to make to the Partnership, and his share of the Partnership's assets and undistributed profits.

    B. No Limited Partner shall be required to lend any funds to the Partnership or, after his Capital Contribution has been fully paid, to make any further capital contribution to the Partnership, nor shall any Limited Partner be liable for or, have any obligation to restore, any negative Capital Account.

    C. No Limited Partner shall have any- personal liability for the repayment of the Capital Account of any General Partner or be required to repay to the Partnership all or any portion of any negative amount of the General Partners' Capital Accounts.

    D. No General Partner shall have any personal liability for the repayment of the Capital Contribution or the Preferred Return of any Limited Partner or be required to repay to the Partnership all or any portion of any negative amount of the Limited Partners' Capital Accounts.

    E. No payments made by the Development General Partner under the Cash Flow Deficit Guaranty Agreement shall constitute a Capital Contribution of the Development General Partner or be credited to the Capital Account of the Development General Partner. Such payments, if any, shall be treated as an interest free loan to the Partnership, as set forth in the definition contained in Article I herein.


                                   ARTICLE IV
                 ALLOCATIONS, DISTRIBUTIONS AND APPLICABLE RULES


     Section 4.1 Allocation of Profit or Loss and Distribution of Net Proceeds from a Sale

     A. Profit from any Sale (and Profit from any deemed Sale pursuant to Sections 4.4 or 4.5) shall be allocated in the following order of priority

    (1) First, if one or more Partners has a negative Capital Account, to such Partners, in proportion to their negative Capital Accounts, until all such Capital Accounts have zero balances.

    (2) Second, if any Class A Limited Partner has an unpaid Preferred Return, any Profit not allocated pursuant to Section 4.1A(l) shall be allocated 100% to the Class A Limited Partners, in accordance with their respective Class A Limited Partner Percentages, until the Capital Account of each Class A Limited Partner is equal to his unpaid Preferred Return.

    (3) Third, any Profit not allocated pursuant to Sections 4. 1A(l) or 4. 1A(2) shall be allocated 100% to the Class A Limited Partners, in accordance with their respective Class A Limited Partner Percentages, until the Capital Account of each Class A Limited Partner is equal to the sum of his Adjusted Capital Balance plus his unpaid Preferred Return, if any.

    (4) Fourth, any remaining Profit shall be allocated 80% to the Class A Limited Partners, in accordance- with their Class A Limited Partner Percentages, 14% to John F. Flournoy in his capacity as a Class B Limited Partner, 4 % to the Realty Associates 1986 Limited Partnership, a Class B Limited Partner, 1% to the Development General Partner and 1 % to the Administrative General Partner.

     B. Loss from any Sale (and Loss from any deemed  Sale  pursuant to Sections
4.4 and 4.5) shall be allocated in the following order of priority:

    (1) First, if one or more Partners has a positive Capital Account, to such Partners, in proportion to their positive Capital Accounts, until all such positive Capital Accounts have zero balances.

    (2) Any remaining Loss shall be allocated as follows: 80% to the Class A Limited Partners, in accordance with their Class A Limited Partner Percentages, 14% to John F. Flournoy in his capacity as a Class B Limited Partner, 4% to Realty Associates 1986 Limited Partnership, a Class B Limited Partner, 1 % to the Development General Partner and 1 % to the Administrative General Partner.

    C. After the allocation of Profit and Loss pursuant to Sections 4.1A and 4.1B, Net Proceeds, if any, from a Sale, and any net proceeds upon dissolution of the Partnership, shall be distributed, credited and applied by the Partnership to its Partners in proportion to their positive Capital Accounts, until all such Capital Accounts have been reduced to zero. The first Net Proceeds of Sale distributed to the Class A Limited Partners shall be deemed, to the extent applicable, distributions of any unpaid Preferred Return due the Class A Limited Partners.

Section 4.2 Distribution of Net Proceeds of Operational Stage Financing

    Upon the Operational Stage Financing of any Property or portion thereof, Net Proceeds of Operational Stage Financing shall be distributed, credited and applied in the following order of priority:

    (1) First, if any Class A Limited Partner has an unpaid Preferred Return, 100 % to the Class A Limited Partners, in accordance with their Class A Limited Partner Percentages, until each Class A Limited Partner has received an amount equal to his unpaid Preferred Return.

    (2) Second, 100% to the Class A Limited Partners, in accordance with their Class A Limited Partner Percentages, until each Class A Limited Partner has received an amount equal to his Adjusted Capital Balance.

    (3) Third, any remaining Net Proceeds shall be distributed 80% to the Class A Limited Partners, in accordance with their respective Class A Limited Partner Percentages, 14% to John F. Flournoy in his capacity as a Class B Limited Partner, 4% to Realty Associates 1986 Limited Partnership, a Class B Limited Partner, 1 % to the Development General Partner and 1 % to the Administrative General Partner.

     Section 4.3 Distribution of Net Cash Flow and Allocation of Profit and Loss from Operations

    A. Net Cash Flow, if any, shall be distributed and applied by the Partnership as follows: 98% to the Class A Limited Partners, in accordance with their respective Class A Limited Partner Percentages, 1 % to the Development General Partner and 1 % to the Administrative General Partner. To the extent feasible, the General Partners will endeavor to distribute any Net Cash Flow on a quarterly basis.

    B. For each taxable year, Profit and Loss (other than Profit or Loss from a Sale) of the Partnership shall be allocated 98% to the Class A Limited Partners, in accordance with their respective Class A Limited Partner Percentages, 1 % to the Administrative General Partner and 1 % to the Development General Partner.

Section 4.4 Liquidation or Dissolution

    A. If the Partnership is liquidated or dissolved, the net proceeds from such liquidation, as provided in Article VIII, shall be distributed first to creditors, including Partners who are creditors, to the extent otherwise permitted by law (whether by payment or by establishment of reserves), other than liabilities for distributions to Partners, and any remaining net proceeds shall be distributed in the order of priority set forth in Section 4.1A, unless applicable law shall otherwise require, in which event the order of priority set forth in Section 4.1A shall be modified to the extent necessary, but only to the extent necessary, to comply with such applicable law.

    B. If the General Partners elect, pursuant to Section 8.2C, to distribute any of the Property of the Partnership to the Partners in kind, such Property shall be applied, based upon its fair market value, in the order of priority set forth in Section 4.4A, unless applicable law shall otherwise require, in which event the order of priority set forth in Section 4.4A shall be modified to the extent necessary, but only to the extent necessary, to comply with such applicable law. In this regard, all unsold Partnership Property shall first be valued, as provided in Section 4.5B, to determine the Profit or Loss that would have resulted from a Sale of such Property, and, subject to the special rules of
Section 4.5, such Profit or Loss shall be allocated as provided in Section 4.IA and shall be properly credited or charged to the Capital Accounts of the Partners.

Section 4.5 General and Special Rules

    A. Except as otherwise provided herein, the timing and amount of all distributions shall be determined by the General Partners. No Partner shall have the right to demand and receive any distribution of property other than cash. Notwithstanding any other provision of this Agreement, the General Partners shall have authority to make the following distributions to certain of the Class A Limited Partners following such Class A Limited Partners' admission to the
Partnership: First, if the Partnership has realized a savings on Selling Commissions payable by the Partnership with respect to the purchase of Units by a Class A Limited Partner, due to the purchase by such Class A Limited Partner of 100 or more Units (as more fully set forth in the Prospectus), the General Partners shall make a distribution to such Class A Limited Partner equal to the amount of such savings realized by the Partnership. Second, if any interest is earned on a Class A Limited Partner's Capital Contribution while it is held in escrow, pending such Class A Limited Partner's admission to the Partnership, such interest shall be paid by the Partnership to such Class A Limited Partner.

    B. Subject to all of the special rules of this Section 4.5, if any Partnership Property is distributed to the Partners in kind, such Partnership Property first shall be valued on the basis of the fair market value thereof to determine the Profit or Loss that would have resulted if such Partnership Property had been sold, and then such Profit or Loss shall be allocated as provided in Section 4.1A, and shall be properly credited or charged to the Capital Accounts of the Partners in accordance with Treas. Reg. 1.704-1(b)(2)(iv)(e) or any successor provision thereto. Any Partner entitled to any interest in such assets shall receive such interest as a tenant-in-common with all other Partners so entitled. The fair market value of such assets shall be determined by an independent appraiser who shall be selected by the General Partners.

    C. Notwithstanding any other provision of this Agreement to the contrary, the allocation of Loss or deduction (or item thereof) attributable to nonrecourse debt that is secured by any Property of the Partnership shall in no event be permitted to the Partners having negative Capital Account balances to the extent that the sum of negative Capital Account balances of the Partner or Partners receiving such allocations would exceed the Minimum Gain (determined at the end of the Partnership taxable year to which the allocations relate). Instead, such Loss (or deduction or item thereof) shall be allocated first to the Partners having positive Capital Accounts, in proportion to such positive Capital Accounts, until all such positive Capital Accounts have been reduced to zero, and any additional Loss (or deduction or item thereof) shall be allocated to the Partners in accordance with the sharing arrangements set forth in this
Article IV. The Partner or Partners having negative Capital Account balances resulting in whole or in part from allocations of Loss (or deduction or item thereof) attributable to nonrecourse debt that is secured by Property of the Partnership shall, to the extent possible, be allocated Profit (income, gain or item thereof) in an amount no less than the excess of the sum of such negative Capital Account balances over the Minimum Gain at a time no later than the time at which the Minimum Gain is reduced below the sum of such negative Capital Account balances.

    D. Notwithstanding any other provision of this Agreement to the contrary, in the event that at the end of any Partnership taxable year (i) any Partner's Capital Account is adjusted for, or (ii) such Partner is allocated, or (iii) there is distributed to such Partner, any item described in Treas. Reg. 1.704-1(b)(2)(ii)(d)(4), (5)-or (6) in an amount not reasonably expected on the date of execution of this Agreement and such treatment creates a deficit balance in such Partner's Capital Account in excess of the deficit balance that is permitted in accordance with Section 4.5C hereof (the "Excess Deficit Balance"), then such Partner shall be allocated all items of income and gain of the Partnership for such taxable year (as set forth below) and all subsequent taxable years until such Excess Deficit Balance has been eliminated. In the event that such unexpected adjustments create an Excess Deficit Balance in the Capital Account of more than one Partner in any Partnership taxable year, all items of income and gain (as set forth below) of the Partnership for such taxable year and all subsequent taxable years shall be allocate among such Partners in proportion to their Excess Deficit Balances until such Excess Deficit Balances have been eliminated. Any remaining Profit or Loss, after adjustment has been made for allocation of income or gain pursuant to this Sections 4.5D, shall be allocated in accordance. with Sections 4.1, 4.2 and 4.3 hereof. In allocating Partnership income or gain to Partners with Excess Deficit Balances, the General Partners shall first allocate taxable income of the Partnership. If allocations of taxable income are insufficient to eliminate the Partners' Excess Deficit Balances, the General Partners shall allocate items of gross income (as defined in Section 61 of the Code) to Partners having Excess Deficit Balances in amounts sufficient to eliminate such deficit balances. This Section 4.5D is intended to be-a "qualified income offset" provision within the meaning of Treas. Reg. 1.704-1(b)(2)(ii)(d), and the General Partners shall be authorized to interpret and apply this Section 4.5D so as to satisfy the requirement of the final regulations and any successor provision.

    E. If any Partner's Interest in the Partnership is reduced (provided such reduction does not result in a complete termination of such Partner's Interest), such Partner's share of the Partnership's "unrealized receivables" (within the meaning of Section 751(c) of the Code), shall not be reduced so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Partnership pursuant to Section 4.1 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes as a result of the application of Sections 704, 751, 1245 or 1250 of the Code shall, to the extent possible without increasing the total gain to the Partnership or to any Partner, be allocated among the Partners in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the General Partners in their reasonably exercised discretion.

    F. All Profit and Loss of the Partnership shall be allocated with respect to each taxable year of the Partnership as of the end of, and within seventy-five
(75) days after the end of, such taxable year, or as soon thereafter as is practically possible.

    G. Generally, all Profit and Loss (other than Profit and Loss from a Sale) shall be allocated, and Net Cash Flow shall be distributed, as the case may be, to the Persons shown on the records of the Partnership to have been Partners as of the last day of the taxable year for which such allocation or distribution is to be made, subject to the special rules set forth in this Section 4.5G. The Partnership shall adopt the "interim closing of the books" method of allocating Partnership Profit and Loss, in accordance with a "semi-monthly convention" with respect to the admission of Additional Limited Partners or Substitute Limited Partners on or before the Termination Date of the Offering. Accordingly, if on or before the Termination Date of the Offering, Additional Limited Partners and/or Substitute Limited Partners are admitted to the Partnership (i) prior to the sixteenth day of a calendar month, the Partnership will close its books as of the end of the last day of the month prior to the month of admission, and such Additional Limited Partners and/or Substitute Limited Partners shall be treated as entering the Partnership on the first day of the month of admission; or (ii) on or after the sixteenth day of a calendar month, the Partnership will close its books as of the end of the fifteenth day of the month of admission, and such Additional Limited Partners and/or Substituted Limited Partners shall be treated as entering the Partnership on the sixteenth day of such month. After the Termination Date of the Offering, a Substitute Limited Partner shall not be admitted to the Partnership until the date on which the assignment to such Substitute Limited Partner of an Interest in the Partnership becomes effective as provided in Section 7.3B hereof (the "Effective Date"). Accordingly, a Substitute Limited Partner shall be deemed to be the owner of an Interest in the Partnership from and after the Effective Date, with such Substitute Limited Partner being entitled to Partnership distributions and allocations of Profit and Loss only with respect to Partnership operations commencing on the Effective Date. Profit and Loss from a Sale shall be allocated, and Net Proceeds of an Operational Stage Financing or Sale shall be distributed, among the Persons who are recognized as Partners on the date of closing of such Operational Stage Financing or Sale. Any distribution of Sale proceeds attributable to deferred payments that are paid in a taxable year after the year of Sale shall be distributed to the Persons who are recognized as Partners as of the date of such distribution.

    H. Notwithstanding any other provision hereof, if any portion of the Properties is "tax-exempt use property" within the meaning of Section 168(j)(3) and (j)(9) of the Code (or any similar provision of law which may subsequently be enacted), such portion shall be deemed allocated specially to the Tax-Exempt Partner(s), and cost recovery deductions shall be allocated proportionately among the Partners other than the Tax-Exempt Partners in such amounts so that, to the maximum extent possible, the cost recovery deductions otherwise allocable to the Partners other than the Tax-Exempt Partners shall not be reduced as a result of such characterization, the intent of this Section being to provide that the Partners other than the Tax-Exempt Partners shall be entitled to those cost recovery deductions which would have been available if no portion of the Property were "tax-exempt use property." If there is more than one Tax-Exempt Partner, such allocations shall be made in proportion to their respective Limited Partner Percentages.

    I. In the event that any Class A Limited Partner fails to furnish to the General Partners evidence, in form and substance satisfactory to the General Partners, establishing that the General Partners have no obligation under
Section 1445 of the Code with respect to such Class A Limited Partner to withhold and pay over an amount to the Internal Revenue Service, the General Partners may, in their sole discretion, withhold with respect to such Class A Limited Partner the amount they would be required to withhold pursuant to
Section 1445 of the Code if such Class A Limited Partner were not a U.S. Person, and any amount so withheld shall be treated as a distribution under Sections 4.1, 4.2 or 4.3 of this Agreement, as the case may be, and shall reduce the amount otherwise distributable to such Class A Limited Partner thereunder.


                                    ARTICLE V
                      RIGHTS, POWERS AND DUTIES OF PARTNERS


Section 5.1 Management and Control of the Partnership; Tax Matters Partner

    A. The General Partners shall have the exclusive right to manage and control the business of the Partnership. Except as otherwise provided herein, decisions to be made by the General Partners shall be made by the joint agreement of the Administrative General Partner and the Development General Partner.

     B. Except as otherwise provided herein, the Partnership shall be bound by the signature of any General Partner.

    C. No Limited Partner (except one who may also be a General Partner, and then only in his capacity as General Partner) shall have the right to participate in the control of the business of the Partnership, or have any authority or right to act for or bind the Partnership.

    D. The Administrative General Partner is hereby designated to serve as the Partnership's Tax Matters Partner and shall have all of the powers and responsibilities of such position as provided in Sections 6221 et seq. of the Code. All third party costs and expenses incurred by the Administrative General Partner in performing its duties as Tax Matters Partner shall be borne by the Partnership, as shall all expenses incurred by the Partnership and/or the Tax Matters Partner in connection with any tax audit or tax related administrative or judicial proceeding. Each Partner shall be responsible for all costs incurred by such Partner with respect to any tax audit or tax related administrative or judicial proceeding in connection with such Partner's tax returns, and all costs incurred by any such Partner who participates in any tax audit or tax related administrative or judicial proceeding of or against the Partnership or any Partner. Each Partner hereby (i) expressly authorizes the Tax Matters Partner to enter into any settlement with the Internal Revenue Service with respect to any tax matter, tax item, tax issue, tax audit, or judicial proceeding, which settlement shall be binding on all Partners; (ii) waives the right to participate in any administrative or judicial proceeding in which the tax treatment. of any Partnership item is to be determined; and (iii) agrees to execute such consents, waivers or other documents as the Tax Matters Partner may determine are necessary to accomplish the provisions of this Section 5.1D. The Tax Matters Partner shall have no liability to any Partner or the Partnership, and shall be indemnified by the Partnership to the full extent provided by law, for any act or omission performed or omitted by it within the scope of the authority conferred on it by this Agreement, except for acts of negligence or for damages arising from any misrepresentation or breach of any other agreement with the Partnership. The liability and indemnification of the Tax Matters Partner shall be determined in the same manner as is provided in Sections 5.9,and 5. 10 hereof

    E. Anything herein to the contrary notwithstanding, if any of the following events of default shall occur at any time during the term hereof, then, until such time as any such events shall have been cured, all decisions to be made by the General Partners shall be made solely by the Administrative General Partner, provided that such event of default shall not have been caused solely by any act or omission of the Administrative General Partner:

       (i) an event of default shall have occurred under any of the documents or instruments evidencing or securing the Construction Financing and such default shall not have been cured within any applicable cure period;

       (ii) the Property Manager shall be in material default under any Property Management Agreement, and such default shall not have been cured within any applicable cure period;

       (iii) the General Contractor shall be in material default under (a) the Construction Contract for any Property or (b) any Guaranty of Timely and Lien-Free Completion, and such default shall not have been cured within any applicable cure period;

       (iv) Flournoy Development Company shall be in material default under the Acquisition Agreement, and such default shall not have been cured within any applicable cure period;

       (v) the Development General Partner shall be in default under any of (a) the Cash Flow Deficit Guaranty Agreement, (b) any Guaranty of Timely and Lien-Free Completion or (c) the Contract of Sale, and such default shall not have been cured within any applicable cure period; or

       (vi) the Development General Partner or any of its Affiliates shall be in material default under any other agreement between or among the Development General Partner and/or any such Affiliate and the Partnership, and such default shall not have been cured within any applicable cure period.

Section 5.2 Authority of General Partners

    A. Except to the extent otherwise provided herein, including, without limitation, in Section 5.2C, 5.3A, 5.4A, 5.4B, 5.5A and 5.5B, the General Partners for, and in the name of, and on behalf of, the Partnership, are hereby authorized:

       (i) to enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a limited partnership under applicable laws and regulations;

       (ii) to engage Persons, including the Sponsors, to provide services or goods to the Partnership, upon such terms as the General Partners deem fair and reasonable and in the best interest of the Partnership, provided, however, that, as to services or goods provided by a Sponsor, (a) the compensation for-such services or goods must be comparable and competitive with that of any other Person who provides comparable services or goods, and, as to services under the Construction Contracts and with regard to obtaining Operational Stage Financing, will not exceed 90% of the competitive price that would be charged by non-affiliated persons or entities rendering similar services in the same or comparable geographic locations; (b) the compensation and other terms of such contracts shall be fully disclosed to the Class A Limited Partners in the reports of the Partnership, (c) the Sponsor must have been previously engaged in the business of providing such services or goods, independent of the Partnership and as an ongoing business, and (d) all such transactions shall be embodied in a contract that describes the services or goods to be provided and the compensation to be paid, which contract may be modified by the Consent of the Class A Limited Partners, and which contract shall permit termination without penalty on sixty (60) days notice;

       (iii) to acquire by lease or purchase, develop, own, sell, convey, finance, improve, assign, mortgage, lease or exchange incident to a tax-free swap any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

       (iv) to develop, construct, maintain, finance, improve, own, grant options with respect to, sell, convey, assign, mortgage or lease any Partnership Property or any other real estate or personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;

       (v) to execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the development, construction, management, maintenance and operation of any
Partnership Property, including without limitation, necessary easements to public or quasi-public bodies or public utilities;

       (vi) to borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and to secure the same by deed of trust, mortgage, security interest, pledge or other lien or encumbrance on any Partnership Property or any other assets of the Partnership;


       (vii) to repay in whole or in part, negotiate, refinance, recast, increase, renew, modify or extend any secured, or other indebtedness affecting any Partnership Property and in connection therewith to execute any extensions, renewals or modifications of any evidences of indebtedness secured by deeds of trust, mortgages, security interests, pledges or other encumbrances covering any Partnership Property;

       (viii) to engage a real estate agent (including a Sponsor) to sell any Partnership Property or portions thereof upon such terms and conditions as are deemed fair and reasonable by the General Partners and to be in the best interest of the Partnership, and to pay reasonable compensation for such services; provided, however, that any real estate commission paid shall not exceed six percent (6%) of the contract price for the Sale of any Partnership Property, and, in addition, if a Sponsor provides substantial services in such regard, the Sponsor may receive up to one-half of such real estate commission, not to exceed three percent (3 %), the payment of which real estate commission to the Sponsor shall be subordinated to the payment to Class A Limited Partners of their Adjusted Capital Balance plus the unpaid portion, if any, of their Preferred Return.

       (ix) to admit Additional Class A Limited Partners to the Partnership in accordance with the terms described in the Prospectus and Article VII of this Agreement.

     B. Any person dealing with the Partnership or the General Partners may rely upon a certificate signed by any General Partner, as to:

       (i) the identity of any General Partner or any Limited Partner;

       (ii) the existence or non-existence of any fact or facts that constitute conditions precedent tGeneral Partners or in any other manner are germane to the affairs of the Partnership;

       (iii) the Persons who are authorized to execute and deliver any instrument or document of the Partnorship; (iv) any act or failure to act by the Partnership or as to any other matter whatsoever iPartnership or any Partner.

    C. The Administrative General Partner shall have the sole authority and power, on behalf of the Partnership, subject to Section 5.3, to review, approve, terminate, modify, enforce, continue or otherwise deal, in good faith, with the Property Management Agreements, the Cash Flow Deficit Guaranty Agreement, the Guaranties of Timely and Lien-Free Completion, the Contract of Sale, the Construction Contracts, the Acquisition Agreement or any other agreements now or hereafter made between the Partnership and the Development General Partner or any Affiliate thereof.

Section 5.3 Authority of Limited Partners

    A. By the vote of the Class A Limited Partners holding a majority of the Class A Limited Partner Percentages, the Class A Limited Partners, without the consent of the General Partners, may:

       (i) amend the Partnership Agreement;

     (ii) dissolve or terminate the Partnership prior to the expiration of its term;

       (iii) remove a General Partner and elect a new General Partner;

     (iv) approve or disapprove of the Sale of all or substantially all of the Partnership's Property;

       (v) terminate, upon 60 days notice, any contract between the Partnership and any General Partner or any Affiliate thereof.

    B. Meetings of the Partnership may be called by the General Partners, or by, Class A Limited Partners holding more than ten percent (10%) of the Class A Limited Partner Percentage, for the purpose of discussing and/or voting upon any of the matters upon which Class A Limited Partners are entitled to vote under the terms of this Agreement. Upon the General Partners' receipt of Notification stating the purpose of such meeting by such requisite percentage of the Class A Limited Partners, the General Partners shall, within ten (10) days after receipt thereof, provide Notification to the Class A Limited Partners of the time, place and purpose of such meeting, which shall be held not less than 15 nor more than 60 days after the receipt of such request by the General Partners.

Section 5.4 Restrictions on Authority

    A. With respect to the Partnership and Partnership Property, the General Partners shall have no authority to perform any act in violation of any applicable laws or regulations thereunder, nor shall the General Partners as such, without the Consent of the Class A Limited Partners, have any authority:

     (i) to voluntarily dissolve or terminate the Partnership prior to the expiration of its term, exceplisted in Section 8.1 hereof;

        (ii) to purchase or acquire property or undertake construction of any properties other than the Properties specified, provided, however, that the General Partners may alter the planned order of construction of Properties II, III and IV if they determine, in their sole discretion, that such change is not detrimental to the Partnership;

     (iii) except as permitted in this Agreement, to do any act required to be approved by the Class A Limited Partners under the Act;

        (iv) to reinvest any Net Proceeds of Operational Stage Financing or Sale, except in short-term securities pursuant to Section 10.2B;

        (v) except with respect to the Interim Investments, to invest in or underwrite securities of any type or kind for any purpose, or make investments other than in the Properties and the operations related and incidental thereto;

       (vi) to do any act in contravention of this Agreement;

     (vii) to do any act that would make it impossible to carry on the ordinary business of the Partnership;

       (viii) to confess a judgment against the Partnership;

     (ix) to offer Class A Limited Partner Interests in the Partnership in exchange for property;

        (x) to possess the Properties or any Partnership Property related thereto, or assign the Partnership's rights in same, for other than the exclusive use of the Partnership;

        (xi) to admit Additional Class A Limited Partners to the Partnership after the Termination Date of the Offering (the General Partners shall not be required to seek the Consent of the Class A Limited Partners to admit Substitute Limited Partners into the Partnership);

     (xii) to operate in such a manner as to be classified as an "investment company" under the meaning of the Investment Company Act of 1940;

        (xiii) except as provided herein and in the Prospectus, to purchase or lease any property from or sell or lease property to the General Partners or their Affiliates; or

        (xiv) to obtain financing other than under the circumstances and conditions set forth herein and in the Prospectus with respect to (a) any Construction Financing or financing commitment to complete a Property, or
    (b) any Operational Stage Financing.

    B. In addition, the General Partners shall have no authority to cause the Partnership to incur Construction Financing with respect to Property 1, or to cause the Partnership to incur Construction Financing for any of Properties II, III or IV except on the following terms and conditions:

        (i) If the Offering has raised less than 100 % but more than 50 % of the Gross Proceeds of the Offering necessary to complete a Property, the Partnership may obtain a Construction Financing commitment for the balance of the funds necessary to acquire and complete such Property. As the balance of the Net Proceeds of the Offering necessary to complete such Property are subsequently raised from additional investors, any Construction Financing actually drawn with respect to such Property will be retired by such additional Net Proceeds of the Offering. If for any Property insufficient additional funds are raised from investors to completely retire the Construction Financing prior to the Termination Date of the Offering, such financing will remain in place and constitute a lien against the Property. Under no circumstances will the Partnership subject more than one Property to Construction Financing at any given time, nor may the amount of such Construction Financing exceed 50% of the Net Proceeds of the Offering necessary for completion of that Property, nor will the Partnership undertake construction under such circumstances absent a commitment for a replacement loan at the completion of construction or unless the original construction financing has a term, including permitted extensions, of not less than four years.

        (ii) If more gm 50% but less than 100% of the Gross Proceeds of the Offering necessary to construct any of Properties II, III or IV are raised, the General Partners may, in lieu of obtaining Construction Financing for such Property, elect to terminate the Offering.

     Section 5.5 Authority of Partners and Affiliated Persons to Deal with Partnership

    A. The General Partners may, for, in the name of, and on behalf of, the Partnership, borrow money from, or enter into agreements, contracts or the like (in addition to those set forth herein) with, any Sponsor, in an independent capacity, as distinguished from such capacity (if any) as a Sponsor, as if such Sponsor were an independent contractor; provided, however, that any such agreement shall be subject to the conditions set forth in Section 5.2A(ii) herein.

     B. Neither the General Partners nor any Affiliate thereof shall have the authority:

     (i) to cause the Partnership to invest in any program, partnership or other venture not enumerated herein;

     (ii) to receive any compensation, fee or expense not otherwise permitted to be paid to it under the terms of this Agreement or the Prospectus;

        (iii) to cause the Partnership to acquire and develop any Property without first having obtained an appraisal with respect to the value thereof on an "as-built" basis, rendered by an independent, appraiser who is a member of a nationally recognized society of appraisers, in which the "as-built" appraised value equals or exceeds the purchase price of the Site, plus the Construction Contract price for the Property, plus any Acquisition Fee paid with respect to such Property by the Partnership;

        (iv) to commingle the Partnership funds with those of any other person or entity, or to invest any of the Net Proceeds of the Offering in junior mortgages, junior deeds of trust or other similar obligations, except that funds of the Partnership may be temporarily retained by agents of the Partnership pursuant to contracts for the rendering of services to the Partnership by such agents or held in accounts established -and maintained for the purpose of making the Interim Investments and/or computerized disbursements;

     (v) to cause the Partnership to lend money or other assets to the General Partners or any Affiliates thereof;

     (vi) to grant to the General Partners or any Affiliates thereof an exclusive listing for the Sale of Partnership assets, including the Properties; or

        (vii) to receive any rebate or give-up, or, except as specifically set forth herein, to participate in any reciprocal business an-arrangement with any General Partner or an Affiliate thereof.

Section 5.6 Duties and Obligations of the General Partners

    A . The General Partners shall take all action that may be necessary or appropriate for the continuation of the Partnership's existence as a limited partnership under the Act. The General Partners shall devote to the Partnership such time as may be necessary for the proper performance of their duties hereunder, but neither the General Partners nor any of their Affiliates shall be expected to devote their full time to the performance of such duties. The General Partners or their Affiliates may act as general or managing partners for other partnerships engaged in businesses similar to that conducted by the Partnership. Nothing herein shall limit the General Partners or their Affiliates from engaging in any such business activities, or any other activities which may be competitive with the Partnership, such activities shall not be wrongful or improper, and the General Partners or their Affiliates shall not incur any obligation, fiduciary or otherwise, to disclose or offer any interest in such activities to any party hereto and shall not be deemed to have a conflict of interest because of such activities.

    B. The General Partners shall at all times conduct their affairs, the affairs of all their Affiliates and the affairs of the Partnership in such a manner that no Limited Partner (except a Limited Partner who is also a General Partner) will have any personal liability for Partnership debts except as otherwise set forth herein and in the Prospectus.

     C. The General Partners from time to time shall prepare and file such certificates (or amendments thereto) and other similar documents as are. required by the Act.

    D. The General Partners shall prepare or cause to be prepared, and shall file, on or before the due date (or any extension thereof), any federal, state or local tax returns required to be filed by the Partnership. The General Partners shall cause the Partnership to pay any taxes payable by the Partnership to the extent same are not payable by any other party.

    E. The General Partners shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership, including the safekeeping and use of all Partnership funds and assets, whether or not in the General Partners' possession or control, and the use thereof for the benefit of the Partnership. The General Partners shall not enter into any contract or agreement relieving them of their common law fiduciary duty. The General Partners shall at all times act in good faith and exercise due diligence in all activities relating to the conduct of the business of the Partnership. The General Partners shall treat the Class A Limited Partners as a group and shall not favor the interests of any particular Class A Limited Partner.

Section 5.7 Compensation of General Partners

    Except as expressly provided in Article IX herein, the General Partners shall receive no fees, salaries, reimbursement or other compensation for serving as General Partners.

Section 5.8 Other Businesses of Partners

    Neither the Partnership nor any Partner shall have any rights or obligations, by virtue of this Agreement, in or to any independent ventures of any nature or description, or the income or profits derived therefrom, in which a Partner may engage, including, without limitation, the ownership, operation, management, syndication and development of other real estate projects, even if in competition with the Properties.

Section 5.9 Liability of General-Partners to Limited Partners

    The General Partners shall not be liable, responsible, or accountable, in liabilities, damages or otherwise, to any Limited Partner or the Partnership for any loss, judgment, liability, expense or amount paid in settlement of any claims sustained which arise out of any act or omission performed or omitted by them within the scope of the authority conferred on them by this Agreement, except for acts of negligence or misconduct or for damages arising from any misrepresentation or breach of an agreement with the Partnership. The partnership shall not incur the cost of that portion of any liability insurance which insures a General Partner against any liability as to which a General Partner may not be indemnified under Section 5. 10 herein.

Section 5.10 Indemnification

    A. The General Partners shall be indemnified to the full extent provided by law for any loss, judgment, liability, expense or amount paid in settlement of any claims sustained by a General Partner which arise out of any act or omission performed or omitted by any or all of them within the scope of the authority conferred on them by this Agreement, if the General Partners determine, in good faith, that such act or omission was in the best interests of the Partnership and that such act or omission did not constitute negligence or misconduct or breach of any other agreement with the Partnership, provided that any indemnity under this Section shall be provided out of and to the extent of Partnership assets only, and no Limited Partner shall have any personal liability on account thereof.

    B. Notwithstanding Section 5. 10A, the General Partners shall not be indemnified by the Partnership for any liability, loss or damage incurred by any or all of them in connection with (i) any claim or settlement arising under federal or state securities laws unless (a) there has been a successful adjudication on the merits of each count involving securities laws violations,
(b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (c) a court of competent jurisdiction approves a settlement of the claims, after being advised as to the current position of the Securities and Exchange Commission, the Massachusetts Securities Division, the California Commissioner of Corporations, and such other state securities administrators, as shall be required by such court, regarding indemnification for violations of securities law; or (ii) any liability imposed by law, including liability for negligence or misconduct.


                                   ARTICLE VI
                 TRANSFERABILITY OF A GENERAL PARTNER'S INTEREST


     Section 6.1 Removal, Voluntary Retirement or Withdrawal of a General Partner; Transfer of Interests

     A. A General Partner may be removed in the manner specified in Section 5.3A herein.

    B. No General Partner may voluntarily withdraw or retire from his or its position as a General Partner of the Partnership unless another General Partner (including any Additional or Successor General Partner admitted pursuant to Section 6.2) remains, and unless (i) counsel for the Partnership is of the opinion that such voluntary retirement or withdrawal from the Partnership will not cause the Partnership: (a) to be dissolved under the Act; (b) to be classified other than as a partnership for federal income tax purposes; or (c) to terminate for federal income tax purposes; and (ii) the approval of the remaining General Partner(s) and the Consent of the Class A Limited Partners to such voluntary retirement or withdrawal is obtained.

    C. A General Partner who voluntarily retires or withdraws from the Partnership in violation of this Section 6.1 shall be and remain liable to the Partnership and the Partners for damages resulting from the General Partner's breach of this Agreement, and, without limitation of remedies, the Partnership may offset such damages against the amounts otherwise distributable to the retiring or withdrawing General Partner.

    D. No General Partner shall have the right to sell, exchange, or otherwise dispose of all or any portion of its Interest unless the proposed assignee or transferee of all or a portion of the Interest of such General Partner is admitted as a Successor or Additional General Partner to the Partnership pursuant to the provisions of Section 6.2 prior to any such sale, exchange or other disposition.

    E. The voluntary retirement or withdrawal of a General Partner shall become effective only -upon (i) receipt by the Partnership of the opinions of counsel referred to in Section 6. 1B(i); (ii) receipt by the Partnership of the approval and consent referred to in Section 6.1B(ii); and (iii) the amendment of the Partnership's certificate of limited partnership to reflect such withdrawal or retirement and its filing for recordation.

Section 6.2 Election and Admission of Successor -or Additional General Partners

    A. By the vote of the Class A Limited Partners holding a majority of the Class A Limited Partner Percentages, a Successor General Partner may be elected to replace a General Partner removed in the manner described in Section 5.3A herein; provided, however, that prior to such action the Partnership shall have received an opinion of counsel for the Partnership that such admission will not cause the Partnership, to be classified other than as a partnership for federal income tax purposes, or cause the Partnership to terminate for federal income tax purposes.

    B. Except as otherwise expressly provided herein, no Person shall be admitted as a Successor or Additional General Partner unless (i) counsel for the Partnership is of the opinion that the admission of such Successor or Additional General Partner will not cause the Partnership to be classified other than as a partnership for federal income tax purposes or cause the Partnership to terminate for federal income tax purposes; (ii) the consent of the then existing General Partner(s) is obtained; and (iii) the Consent of the Class A Limited Partners to such admission has been obtained.

    C. The admission of such Successor or Additional General Partner shall become effective upon (i) receipt by the Partnership of the opinions referred to in Sections 6.2A or 6.2B(i), as applicable; (ii) receipt by the Partnership of the consents referred to in Section 6.2B(ii) and (iii), if applicable; and (iii) the amendment of the Partnership's certificate of limited partnership to reflect the admission of the Successor or Additional General Partner and its filing for recordation.

Section 6.3 Event of Withdrawal of a General Partner

    A. In addition to a voluntary  withdrawal of a General  Partner  pursuant to
Section 6.1E, a General Partner shall be deemed to withdraw if the General Partner assigns all of his Interests in the Partnership, if the General Partner is removed pursuant to Section 5.3A, and upon the following acts or events: (i) if a natural person, upon his death or the entry by a court of competent jurisdiction that such General Partner is incompetent to manage his person or his property; (ii) if a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) if a partnership, the dissolution and commencement of winding up of the General Partner; (iv) if a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee); and (v) if an estate, the distribution by the fiduciary of the estate's entire interest in the Partnership. To the maximum extent permitted by the Act, no other act or event shall be deemed an event of withdrawal of a General Partner or serve to convert a General Partner to a Limited Partner.

    B. In the event of the withdrawal of a General Partner who is not then the sole General Partner, the Partnership shall be continued by the remaining General Partner or General Partners, who shall make and file such amendments to the Partnership's certificate of limited partnership as are required by the Act to reflect the fact that the withdrawn General Partner has ceased to be a General Partner of the Partnership. In the event. of the withdrawal of the Development General Partner pursuant to Section 6.3A(i) above, then, at the election of Flournoy Properties, Inc. and with the consent of the Administrative General Partner and the Consent of the Class A Limited Partners, notwithstanding any other provision of this Agreement, Flournoy Properties, Inc., a Georgia corporation, shall be admitted to the Partnership as a Successor General Partner subject to the satisfaction of all of the requirements of Section 6.2C.

    C. In the event of the withdrawal of a sole General Partner, the withdrawn General Partner, or its successors, representatives, heirs or assigns shall promptly give Notification of such withdrawal to all remaining Partners. In such event, the Partnership shall be dissolved unless, within 90 days after the withdrawal of the sole General Partner, all remaining Partners agree in writing to continue the business of the Partnership-and to the appointment, effective as of the date of withdrawal of the sole General Partner, of one or more Additional General Partners.

Section 6.4 Liability- of a Withdrawn General Partner

    A. Any General Partner who withdraws from the Partnership shall be, and remain, liable for all obligations and liabilities incurred by it as General Partner prior to the time such withdrawal becomes effective. In-addition, a General Partner who voluntarily withdraws in violation of this Agreement shall be subject to the liability described in Section 6.l C.

    B. Upon the withdrawal of a General Partner, such General Partner shall immediately cease to he a General Partner, and, unless a Successor General Partner has acquired the Interest of the withdrawing General Partner, the withdrawn General Partner's Interest shall be converted to a limited partner Interest of a new class. Such conversion shall not affect any rights or liabilities of the withdrawn General Partner, except that such General Partner shall no longer participate in the management of the Partnership.

    C. The personal representatives, heirs, successors or assigns of any General Partner who withdraws from the Partnership shall be, and remain, liable for all obligations and liabilities incurred by the General Partner prior to, or in connection with, its withdrawal.


                                   ARTICLE VII
           ADMISSION OF ADDITIONAL AND SUBSTITUTE LIMITED PARTNERS AND
                TRANSFERABILITY OF A -LIMITED PARTNER'S INTEREST


     Section  7.1  Admission  of  Additional   Limited  Partners  Prior  to  the
Termination Date of the Offering

    Prior to the Termination Date of the Offering, the Partnership is authorized to sell and issue not less than 6,455 nor more than 27,000 Units, and to admit as Class A Limited Partners to the Partnership the Persons who contribute cash to the capital of the Partnership for such Units and meet such other requirements as are set forth in the Prospectus. Such Additional Limited Partners shall be listed in the books and records of the Partnership, and shall be recognized by the Partnership for the purposes of Partnership distributions and allocations as set forth in Article IV herein.

     Section 7.2 Admission of Additional Limited Partners After the Termination Date of the Offering

    A. After the Termination Date of the Offering, a Person may be admitted as an Additional Limit Partner with the General Partners' consent, the Consent of the Class A Limited Partners, and by providing the Administrative General
Partner with a power of attorney acceptable to the Administrative General Partner. The General Partners shall not consent to the admission of an Additional Limited Partner if the General Partners receive an opinion of counsel to the Partnership that such admission would cause the Partnership to be classified other than as a partnership for federal income tax purposes, or cause the Partnership to terminate for federal income tax purposes .
    B. The admission of a Person as an Additional Limited Partner shall become effective as of the first day of the fiscal quarter following satisfaction of the conditions set forth in Section 7.2A. An additional Limited Partner shall be recognized by the Partnership for the purposes of Partnership distributions and allocations as set forth in Article IV herein.

     C. The Partnership shall be reimbursed by such Additional Limited Partner for the expense of his admission to the Partnership.

Section 7.3 Admission of Substitute Limited Partners

    A. A Person may be admitted as a Substitute Limited Partner with the General Partners' consent-, and by providing the Administrative General Partner with a power of attorney acceptable to the Administrative General Partner. The General Partners shall not consent to the admission of a Substitute Limited Partner if the General Partners receive an opinion of counsel to the Partnership that such admission would cause the Partnership to be classified other than as a partnership for federal income tax purposes, or cause the Partnership to terminate for federal income tax purposes.

    B. The admission of a Person as a Substitute Limited Partner shall become effective as of the first day of the fiscal quarter following satisfaction of the conditions set forth in Section 7.2A. A Substitute Limited Partner shall be recognized by the Partnership for the purposes of Partnership distributions and allocations as set forth in Article IV herein.

     C. The Partnership shall be reimbursed by any Substitute Limited Partner for the expense of his admission to the Partnership.

Section 7.4 Retirement or Withdrawal of a Limited Partner

    A. No Limited Partner shall have the right to voluntarily retire or withdraw from the Partnership unless the General Partners shall have consented to such voluntary retirement or withdrawal by a Limited Partner. Upon the retirement or withdrawal of a Limited Partner: (i) the Interest of such retiring or withdrawing Limited Partner shall thereafter belong to the Partnership; (ii) such retiring or withdrawing Limited Partner shall not be entitled to receive distributions with respect to any periods after the time of such retirement of withdrawal; and (iii) such retiring or withdrawing Limited Partner shall not be entitled to receive any amount for the fair value of his Interest as of the date of his retirement or withdrawal, other than as agreed to by the General Partners and the withdrawing Limited Partner. The General Partners shall not consent to the voluntary retirement or withdrawal of a Limited Partner if the General Partners receive an opinion of counsel to the Partnership that such retirement or withdrawal would cause the Partnership to be classified other than as a partnership for federal income tax purposes, or cause the Partnership to terminate for federal income tax purposes.

    B. At any time after the Termination Date of the Offering, the Partnership may, in response to the request of a Limited Partner, repurchase any or all of the Units of such Limited Partner upon mutually agreeable terms, provided that such. repurchase does not materially impair the capital or operation of the Partnership. The determination to repurchase Units will be made in the sole discretion of the General Partners. The determination of the value of the repurchased Units will be based upon, among other factors, the current fair market value of the Properties and the Partnership's assets, less all Partnership debts and obligations. The Partnership will not repurchase Units prior to the Termination Date of the Offering and is not obligated to -repurchase Units at any time. Units acquired by the General Partners and their Affiliates will not be eligible for repurchase by the Partnership. Units purchased by the Partnership during any fiscal quarter shall be deemed canceled effective as of the first day of the fiscal quarter following the effective date of such purchase.

Section 7.5 Transfer or Assignment of a Limited Partner Interest

    A. Subject to the conditions set forth in this Section 7.5, a Limited Partner shall have the right to transfer, sell, exchange, or otherwise dispose of his Interest with the consent of the General Partners, delivery of appropriate documents or instruments, all in substance and form satisfactory to the General Partners, evidencing such Limited Partner's intention to transfer, sell, exchange or otherwise dispose of his Interest, and by providing the Administrative General Partner with a power of attorney acceptable to the Administrative General Partner. The General Partners shall not consent to any such transfer, sale, exchange or other disposition if the General Partners receive an opinion of counsel to the Partnership that such transfer, sale, exchange or other disposition would cause the Partnership to be classified other dm as a partnership for federal income tax purposes, or cause the Partnership to terminate for federal income tax purposes.

    B. Any such transfer, sale, exchange or other disposition of an Interest by a Limited Partner shall also comply with the following conditions (i) no such actions may be taken with respect to a fraction of a Unit; (ii) a Limited Partner must take such action with respect to all of his Units if he would otherwise retain less than five (5) Units (or two (2) Units in the case of an IRA); and (iii) all such actions must be made in compliance with minimum purchase requirements, and all other requirements of applicable securities laws, the evidence for which compliance shall be submitted by the Limited Partner to the General Partners.

    C. The assignee of a Limited Partner's Interest shall not automatically become or exercise any rights of a Limited Partner of the Partnership. Such Person shall become and exercise the rights of a Limited Partner of the Partnership only if such Person is admitted into the Partnership as a Substitute Limited Partner in accordance with Section 7.3. The Partnership shall be under no obligation to recognize any such transfer or assignment unless such transfer or assignment complies with this Section 7.5.

Section 7.6 Bankruptcy, Death, Dissolution or Incompetence of a Limited Partner

    In the event of the bankruptcy, dissolution, death or adjudication of incompetence (which term shall include but not be limited to, insanity) of a Limited Partner, his successors, assigns,-personal representatives or heirs shall have all the rights of such Limited Partner for the purpose of settling or managing his estate or property. The bankruptcy, dissolution, adjudication of incompetence (which term shall include, but not be limited to, insanity), or death of a Limited Partner shall not dissolve the Partnership.


                                  ARTICLE VIII
           DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP



Section 8.1 Events Causing Dissolution

     A. The Partnership shall dissolve and its affairs shall be wound up upon the first to occur of the following events:

       (i) the expiration of its term;

     (ii) the withdrawal of a General Partner, unless the Partnership is continued pursuant to Sections 6.3B or 6.3C;

        (iii) the Sale of all or substantially all Partnership Property (excepting (a) a disposition thereof which, in the opinion of counsel to the Partnership, qualifies, in whole or in part, under Section 1031 or Section 1033 of the Code or (b) a Sale in which the Partnership receives Purchase Money Financing, in which case the Partnership shall dissolve upon receipt of the final payment thereunder);

     (iv) the election by the General Partners, with the Consent of the Class A Limited Partners, to dissolve the Partnership; or

        (v) Class A Limited Partners holding a majority of the Class A Limited Partner Percentage vote to dissolve the Partnership.

    B. Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution. A certificate of cancellation shall be filed under the Act upon the dissolution and the commencement of winding up of the Partnership; provided, however, that the Partnership shall not terminate until the assets of the Partnership have been distributed as provided in Section 8.2.

Section 8.2 Liquidation

    A. As soon as practical after the dissolution of the Partnership, the General Partners, or, in the event of the withdrawal of a sole General Partner, any Limited Partner, shall give Notification to all the Limited Partners of such fact and shall prepare a plan as to whether and in what manner the assets of the Partnership shall be liquidated. With the Consent of the Class A Limited Partners, the assets of the Partnership, subject to its liabilities (and the establishment of reserves, if necessary, for such liabilities), shall be transferred to a successor Entity, upon such terms and conditions as are then agreed upon.

    B. Unless the Partners agree to transfer the assets of the Partnership, subject to its liabilities, to a successor Entity pursuant to Section 8.2A, upon dissolution of the Partnership, the General Partners (or Limited Partners, as the case may be) shall liquidate the assets of the Partnership, and apply and distribute the proceeds thereof in accordance with Section 4.4. A Partner or an Affiliate of a Partner may purchase such assets with the Consent of the Class A Limited Partners.

    C. Notwithstanding the provisions of Section 8.2B, in the event the General Partners shall determine that an immediate sale of all or a portion of the Partnership assets would cause undue loss to the Partners, the General Partner(s), in order to avoid such loss, may, after having given Notification to all the Limited Partners, either defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership, or distribute the assets in kind to a liquidating trust to be held for the benefit of the Partners.


                                   ARTICLE IX
                 PAYMENTS TO THE GENERAL PARTNERS AND AFFILIATES


Section 9.1 Reimbursement of Certain Expenses of the General Partners

    The Partnership shall reimburse the General Partners on a current basis for all reasonable expenses incurred on behalf of the Partnership for administrative services necessary to the prudent operation of the Partnership, provided that the reimbursement shall be at the lower of the actual cost incurred by the General Partners or the amount that the Partnership would be required to pay for comparable administrative services in the same geographic location. No reimbursement shall be permitted for services for which the General Partners are entitled to compensation by way of separate fees. Excluded from allowable reimbursement shall be:

     (i)  rent  or  depreciation,   utilities,   capital   equipment  and  other
administrative items related thereto; and

        (ii) salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any Controlling Person of any General Partner or any Affiliate thereof.

Section 9.2 Fees and Deferred Fees

     A. The Partnership shall make the following payments and pay the following fees to the General Partners and/or their Affiliates:

       (i) to the Selling Agent, the Selling Commissions.

     (ii) to the Administrative General Partner, the Offering and Promotional Expenses Reimbursement Allowance.

        (iii) to Flournoy Development Company, the Acquisition Fee, and payments pursuant to the Acquisition Agreement.

     (iv) to the Administrative General Partner, the Organization and Start-Up Fee.

     (v)  to  the  General   Contractor,   construction  fees  pursuant  to  the
Construction Contracts.

     (vi) to the Property Manager, the fees under the Property Management Agreements.

     (vii) to the Development General Partner, payments pursuant to the Contract of Sale.

        (viii) to the Administrative General Partner, the Development General Partner and/or their Affiliates, a fee for securing Operational Stage Financing, payable at the closing of any such financing, provided that the Development General Partner, the Administrative General Partner and/or their Affiliates actually render such services. Any fee paid will be reasonable and competitive with the services provided, and is not expected to exceed a total of 1% of the principal amount of the debt incurred. If both General Partners render services to secure Operational Stage Financing, the fee will be divided between them commensurate with actual services rendered.

 (ix) to the Development General Partner, the Administrative General Partner and/or their Affiliates, real estate brokerage commissions, payable upon the Sale of any Property, provided that the Development General Partner, the Administrative General Partner and/or their Affiliates actually render real estate brokerage services in connection with such Sale. Any commissions paid to the General Partners or their Affiliates will be limited to a maximum of 3 % of the contract price for the Sale of the Property, and will be subordinated to the payment to Class A Limited Partners of their Adjusted Capital Balance plus the unpaid portion, if any, of their Preferred Return. If more than one of the General Partners or their Affiliates is involved in rendering real estate brokerage services to the Partnership, the commission will be divided between them commensurate with actual services rendered.

    B. Deferred Fees owed to the General Partners and their Affiliates will be paid from the proceeds of Operational Stage Financing or Sale, in which case the Deferred Fees will be paid before any distributions therefrom will be made to Limited Partners. If such event has not occurred within three years of the date Class A Limited Partners are first admitted to the Partnership, or if insufficient proceeds are raised therefrom to pay the Deferred Fees, the General Partners may cause the Partnership to incur other indebtedness to pay such Deferred Fees, or cause the Partnership to pay the Deferred Fees from operating revenues before further distributions are made to Limited Partners.

    C. The total of the fees and Deferred Fees owed to the General Partners and their Affiliates, as set forth in subsection A. (i), (ii), (iii) and (iv) above, shall in no event exceed twenty percent (20%) of the Gross Proceeds of the Offering.


                                    ARTICLE X
                    BOOKS AND RECORDS; BANK ACCOUNTS; REPORTS


Section 10.1 Books and Records

    A. Unless otherwise directed by the Administrative General Partner, the books and records of the Partnership shall be maintained by the General Partners at the Partnership's principal place of business. In all cases, said books and records shall be available for examination and copying by any Limited Partner, or his duly authorized representatives, for any purpose reasonably related to the Limited Partner's interest as a Limited Partner, at the expense of such Limited Partner, at any and all reasonable times. The Partnership shall keep at its principal place of business, without limitation, the following records: true and full information regarding the status of the business and financial condition of the Partnership; promptly after becoming available, a copy of the Partnership's federal, state and local income tax returns for each year; a current list of the names and last known business, residence or mailing addresses of each Partner; a copy of this Agreement and the certificate of limited partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement and any certificate and all amendments thereto have been executed; true and full information-regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner, and other information regarding the affairs of the Partnership as is just and reasonable.

    B. The Partnership shall keep its books and records in accordance with the accounting methods followed for federal income tax purposes, which shall reflect all Partnership transactions and shall be appropriate and adequate for the Partnership's business. The Partnership's taxable year shall be a calendar year.

Section 10.2 Bank Accounts

    A. The General Partners shall have fiduciary responsibility for the safekeeping and use of all kinds. and assets of the Partnership, whether or not in their immediate possession or control. The General Partners shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Partnership.

    B. The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partners shall determine, and withdrawals shall be made only in the regular course of Partnership business on the signature of a General Partner or such other signature or signatures as the General Partners may determine. All deposits and other funds may be deposited in interest bearing or non-interest bearing accounts guaranteed by federal authorities, invested in short-term United States Government or municipal obligations, or deposited with a banking institution selected by the General Partners.

Section 10.3 Reports

    A. No later dm 75 days after the end of each calendar year, the General Partners will furnish each Limited Partner with all tax information relating to the Partnership's performance for the preceding calendar year that is required to be set forth in the Limited Partner's federal and state income tax return.

    B. Within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Partnership, the General Partner will furnish to the Limited Partners, as of the last business day of such quarter, a report setting forth information with respect to the progress of the Partnership's business, which report shall include:

        (i) an unaudited balance sheet of the Partnership;

        (ii) an unaudited statement of income for the quarter;

        (iii) an unaudited cash flow statement for the quarter;

     (iv) an unaudited statement setting forth in detail the services rendered to and fees received from the Partnership by any Sponsor; and

     (v)  other  pertinent  information   concerning  the  Partnership  and  its
activities during the quarter.

    C. Within 120 days after the end of each fiscal year, the General Partners will furnish an annual report to each Person who was a Limited Partner as of the last business day of the fiscal year then ended. Such annual report will include:

    (i) a balance sheet as of the end of the Partnership's fiscal year, statements of income, Partners' equity and changes in financial position, which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of an independent certified public accountant;

        (ii) the breakdown of any Fund costs reimbursed to a Sponsor,

        (iii) a cash flow statement;

     (iv) a report of the activities of the Partnership during the fiscal year; and

        (v) a table comparing the Financial Forecast for Property I provided in the Prospectus, or any other forecast which may be provided by amendment thereto, with the actual results for Property I, or any other Property which is the subject of such forecast, for the fiscal year.

    The annual report shall also set forth distributions to the Class A Limited Partners for the period covered thereby and shall separately identify distributions from (a) Net Cash Flow during the period, (b) Net Cash Flow during a prior period which had been held as reserves, (c) Net Proceeds from Operational Stage Financing or Sale, and (d) Working Capital Reserves.

    D. The General Partners will prepare and timely file with appropriate federal and state regulatory authorities all reports required to be filed with such entities under then-applicable laws, rules and regulations. Such reports. shall be prepared on the accounting or reporting basis required by such regulatory authorities. Upon request, copies of such reports will be furnished to any Limited Partner for any purpose reasonably related to the Limited Partner's interest as a Limited Partner. In the event that any regulatory authority promulgates rules or amendments thereto that would permit a reduction in any of the reporting requirements to which the

Partnership is subject under this Agreement at the time of the execution hereof, the Partnership may cease to prepare and file any such reports in accordance with such rules or amendments.

    E. The General Partner will maintain, (i) for a period of at least four (4) years, a record of the information obtained to indicate that a Limited Partner has met the suitability standards set forth in the Prospectus; and (ii) for a period of at least five (5) years, records of the appraisals made of the Properties, which appraisal records shall be available for inspection and copying by any Limited Partner for any purpose reasonably related to the Limited Partner's interest as a Limited Partner.


                                                                 ARTICLE XI
                                                             GENERAL PROVISIONS


Section 11.1 Appointment of Administrative General Partner as Attorney-in-Fact

    A. Each Limited Partner hereunder (including Substitute Limited Partners and Additional Limited Partners) hereby irrevocably appoints and empowers the Administrative General Partner his attorney-in-fact to consent to or ratify any act listed in Subsections 5.4A(i) through (xiv) of this Agreement after the Consent of the Class A Limited Partners thereto has been obtained, and to execute, acknowledge, swear to and deliver all agreements and instruments and file all documents requisite to carrying out the intentions and purposes contemplated in this Agreement, including, without limitation, the execution and delivery of this Agreement and all amendments hereto, the filing of all business certificates and necessary certificates of limited partnership and amendments thereto from time to time in accordance with all applicable laws and any certificates of cancellation. This power of attorney shall be deemed coupled with an interest, and shall not be affected by the subsequent disability or incapacity of the principal.

    D. The appointment by all Limited Partners of the Administrative General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest and shall survive the assignment by any Limited Partner of the whole or any part of his Interest in the Partnership.

     C. The power of attorney granted by this Section 11. 1 shall be governed by the laws of the State of Delaware.


Section 11.2 Waiver of Partition

    The Partners hereby waive any right of partition or any right to take any other action which otherwise might be available to them for the purpose of severing their relationship with the Partnership or their interest in the assets held by the Partnership from the interest of the other Partners.

Section 11.3 Notification

    Any Notification, in order to be effective, shall be sent by registered or certified mail, postage prepaid, if to a Partner, to the address of the Partner set forth in the books and records of the Partnership, and if to the Partnership, to the principal place of business of the Partnership set forth in
Section 2.2 (unless Notification of a change of the principal office is given), the date of registry thereof or the date of the certification thereof being deemed the date of receipt of Notification; provided, however, that any written communication sent to a Partner or to the Partnership and actually received by such Person shall constitute Notification for all purposes of this Agreement.

Section 11.4 Word Meanings

    In this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, unless the context otherwise requires.







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






Section 11.5 Binding Provisions

    The covenants and agreements contained herein shall be binding upon, and inure to the benefit of the heirs, personal representatives, successors and assigns of the respective parties hereto.

Section 11.6 Applicable Law

    This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

Section 11.7 Counterparts

    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding upon the date hereof. Each Additional or Successor General Partner shall become a signatory hereof by signing such number of counterparts of this Agreement and such other instrument or instruments, and in such manner as the General Partners shall determine, and by so signing, shall be deemed to have adopted and to have agreed to be bound by all the provisions of this Agreement; provided, however, that no -such counterpart shall be binding until-it shall have been signed by the Administrative General Partner.


Section 11.8 Separability of Provisions

    Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 11.9 Paragraph Titles

    Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 11.10 Entire Agreement

    This Agreement and the exhibits and documents referred to herein constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.

Section 11.11 Amendments

    A. In addition to the amendments contemplated elsewhere in this Agreement, this Agreement may be amended with the written consent of all of the General Partners then entitled to act thereon and the Consent of the Class A Limited Partners; provided, however, that any amendment to change this Section 11.11 must be approved in writing by all Partners.

    B. In addition to the amendments contemplated in Section 11.11A, the General Partners may also make such amendments to this Agreement, in their reasonably exercised discretion, without the Consent of the Class A Limited Partners, as are necessary:

        (i) To admit Additional Limited Partners and Substitute Limited Partners to the Partnership in accordance with the terms of this Agreement;

        (ii) To -make ministerial changes to this Agreement that do not affect the substantive rights of the Partners, such as, without limitation, a change in the name of the Partnership, the name or address of the resident agent or address of the Partnership's principal office.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of
the          day of August, 1986.


                                                              GENERAL PARTNERS


WITNESS:



_______________________________________        ___________________________(SEAL)
                                              John F. Flournoy,
                                              the Development General Partner


ATTEST:                                   BROWN EQUITY INCOME PROPERTIES, INC.,
                                          the Administrative General Partner


_______________________________________    By:                            (SEAL)
                                                  John M. Prugh, President


                                                  CLASS A LIMITED PARTNERS


ATTEST:                                   BROWN EQUITY INCOME PROPERTIES, INC.,
                          Attorney-in-Fact for each of the Class A Limited Partners now and hereafter admitted as Class A Lim-ited Partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor-of, and delivered to, the Administrative General Partner.


_______________________________________     By:                          (SEAL)
                                                  John M. Prugh, President


                                                   CLASS B LIMITED PARTNERS


WITNESS:



_______________________________________                                  (SEAL)
                                John F. Flournoy


WITNESS:                                    REALTY ASSOCIATES 1986 LIMITED
                                               PARTNERSHIP



_______________________________________     By:                          (SEAL)
                                                      Authorized Signatory

                                                                 SCHEDULE A


                                                                  Capital
                                                                Contribution

   General Partners
       Administrative General Partner
       Brown Equity Income Properties, Inc.                      $   50.00
       225 East Redwood Street, 4th floor
       Baltimore, Maryland 21202

       Development General Partner
       John F. Flournoy                                          $   50.00
       3810 Buena Vista Road                                       $100.00
       Columbus, Georgia 31907

   Class A Limited Partners
       To be admitted.                                            _________
                                                                   $000.00

  Class B Limited Partners
       John F. Flournoy                                           $ 75.00
       3810 Buena Vista Road
       Columbus, Georgia 31907

       Realty Associates 1986
       Limited Partnership                                      $  25.00
       225 East Redwood Street, 4th floor                        $100.00
       Baltimore, Maryland 21202










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